As filed with the Securities and Exchange Commission on December 3, 1996.
                                          Registration No. 333-__________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

              Incorporated PROVIDENT BANCORP, INC. I.R.S. Employer
            Under the Laws One East Fourth Street Identification No.
                    of Ohio CINCINNATI, OHIO 45202 31-0982792

                          ----------------------------
                             PROVIDENT BANCORP, INC.
                           DEFERRED COMPENSATION PLAN

                          -----------------------------

                               Mark E. Magee, Esq.
                             Provident Bancorp, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-2861
                         (Agent for Service of Process)

                         CALCULATION OF REGISTRATION FEE

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                                                   Proposed         Proposed
                                                    Maximum         Maximum
   Title of           Amount          Offering     Aggregate       Amount of
  Securities           To Be           Price       Offering      Registration
To Be Registered    Registered(1)    Per Unit (2)   Price (2)       Fee (3)
--------------------------------------------------------------------------------
  Deferred
  Compensation      $16,908,750          $1        $16,908,750       $5,904
  Obligations

  Common Stock,       300,000          $51.875     $15,562,500       $4,716
  No par value        Shares


(1) This Registration Statement is filed for up to $16,908,750 in Deferred Compensation Obligations and up to 300,000 shares issuable pursuant to the Provident Bancorp, Inc. Deferred Compensation Plan.

(2)  Estimated solely for purposes of calculating registration fees.

(3) Registration fee has been calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock quoted on the Nasdaq Stock Market on November 29, 1996 of $51.875 per share.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement is filed pursuant to General Instruction E to Form S-8 for the registration of up to an additional 300,000 shares of Common Stock and up to $15,856,560 in Deferred Compensation Obligations pursuant to the Provident Bancorp, Inc. Deferred Compensation Plan (the "Plan"). The contents of the Registrant's Registration Statement on Form S-8 (File No.33-61576), filed April 23, 1996 for up to 200,000 shares of Common Stock issuable pursuant to the Plan, are herein incorporated by reference.


Item 4.           Description of Securities

     Any employee of Provident Bancorp, Inc. ("Provident") or its subsidiaries who is a key member of management or who is a highly-compensated employee, as determined under the Employee Retirement Income and Security Act of 1974 ("ERISA"), may be selected by the Compensation Committee (the "Committee") to participate in the Plan. An employee who is selected to partici pate in the Plan may elect in writing to defer from 5% to 50% of his or her compensation into the Plan on a pre-tax basis. At the time of making an election to defer compensation, the Participant must also elect whether the amounts deferred are to be invested in a Provident Stock Account or a Self-Directed Account. The election is for a period of two years with respect to deferred compensation invested in a Provident Stock Account and one year for compensation invested in a Self-Directed Account.

     A Participant's election to invest compensation deferred under the Plan in a Provident Stock Account applies for two Plan Years. The Plan Year is the calendar year. Assets of the Plan are administered and held by the Trustee pursuant to a Trust Agreement entered into between Provident and the Trustee. Amounts invested in a Provident Stock Account are transferred by Provident to the Trustee of the Trust. Transferred amounts are invested by the Trustee in shares of Common Stock, and the Participant's Account is credited with the appropriate number of shares. Dividends earned on the Common Stock held in the Account are also invested in Common Stock by the Trustee.

     For the initial four Plan Years that compensation has been deferred in a Provident Stock Account, the Account is also credited with a percentage of Provident's pre-tax earnings per share for each Share of Common Stock in the Account. The percentage of pre-tax earnings per share to be credited depends upon Provident's return on equity and begins at 20% of pre-tax earnings per share for a return on equity of 11% and increases to 200% of pre-tax earnings per share for a return on equity of 25% and above. These amounts are also transferred to the Trustee and used to acquire Common Stock.

     Compensation invested in a Provident Stock Account remains in the Plan for four Plan Years. After four Plan Years, the Account may be (1) distributed to the Participant, (2) redeferred for an additional four Plan Years or (3) transferred to a Self-Directed Account. After compensation has been deferred in a Provident Stock Account for eight Plan Years, the Account must either (1) be distributed to the Participant or (2) transferred to a Self-Directed Account.

     Amounts held in Participant's Provident Stock Accounts will also be distributed to a Participant upon termination of employment with Provident, unless the termination of employment is due to the retirement of the
Participant, in which case the amounts in a Participant's Provident Stock Accounts will be transferred automatically to the Participant's Self-Directed Account and distributed as described below. Distribution may be made prior to termination of employment in the event of a hardship.

     A Participant's election to defer compensation into a Self- Directed Account may be revised every Plan Year. Compensation deferred in a Self-Directed Account is also transferred by Provident to the Trust. Transferred amounts are invested by the Trustee as directed by the Participant.

     Amounts deferred in a Participant's Self-Directed Account are not paid until the Participant retires or otherwise terminates employment with Provident. If termination of employment is due to retirement, the Participant may elect to receive payment in up to 10 annual installments. Distributions are also permitted prior to termination of employment in the event of a hardship.

     Provident contributes to a Participant's Self-Directed Account the amount by which a deferral of compensation under the Plan reduces the Participant's share of ESOP contributions under the Provident Bancorp, Inc. Retirement Plan. Provident also contributes to a Participant's Self-Directed Account matching contributions that would have been generated if the amounts deferred into the Self-Directed Account had been deferred under the 401(k) portion of the Retirement Plan by the Participant; provided that this contribution shall not exceed the maximum matching contribution permitted under the Retirement Plan, and shall be offset by any actual matching contributions received under the Retirement Plan.

Item 5.           Interests of Named Experts and Counsel

     The legality of the Common Stock and the Deferred Obligations offered hereby will be passed upon for the Company by Keating, Muething & Klekamp, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202. Attorneys of Keating, Muething & Klekamp own 86,805 shares of the Company's Common Stock.


Item 8.           Exhibits

  Exhibit 4.1 Provident Bancorp Deferred Compensation Plan, as amended and restated
  Exhibit 4.2 Provident Bancorp Deferred Compensation Trust Agreement (incorporated by reference to the Exhibit 4.2 Company's Form S-8 Registration Statement (Registration
                                 No. 33-61576)filed on April 23, 1996)
  Exhibit 5                      Opinion of Keating, Muething & Klekamp
  Exhibit 23.1                   Consent of Ernst & Young, L.L.P.
  Exhibit 23.2 Consent of Keating, Muething & Klekamp, P.L.L. (contained on Exhibit 5)
  Exhibit 24                     Power of Attorney (contained on the
                                 signature page)







----------------------
         *Incorporated by reference as indicated.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on November ___, 1996.


                                            PROVIDENT BANCORP, INC.


                                            By:________________________________
                                               Allen L. Davis
                                               Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below marked with an asterisk hereby authorizes Allen L. Davis or Philip R. Myers or John R. Farrenkopf as attorney-in-fact to sign on his behalf individually and in each capacity indicated below, any amendments, including post-effective amendments, to this Registration Statement.


Signature                      Capacity               Date

---------------------*         Chief Executive        November __, 1996
Allen L. Davis                 Officer and
                               Director
                               (Principal
                               Executive Officer)

-------------------*           Vice President and     November __, 1996
John R. Farrenkopf             Chief Financial
                               Officer (Principal
                               Financial Officer
                               and Principal
                               Accounting
                               Officer)

---------------------*         Director               November __, 1996
Jack M. Cook

---------------------*         Director               November __, 1996
Thomas D. Grote, Jr.



---------------------*          Senior Vice           November __, 1996
Philip R. Myers                 President and
                                Director

---------------------*          Director              November __, 1996
Joseph A. Pedoto

---------------------*          Director              November __, 1996
Sidney A. Peerless

---------------------*          Director              November __, 1996
Joseph A. Steger